CREATOR CAPITAL LIMITED

Canon’s Court, 22 Victoria Street

Hamilton, HM12, Bermuda

August 3, 2010

To Our Shareholders:

You are cordially invited to attend the 2009 Sanctioned Annual General Meeting of Shareholders of Creator Capital Limited, a Bermuda exempted company (the "Company" or “CCL”), which will be held at 11:30 a.m. Eastern Daylight Time, on Tuesday, August 17th, 2010, at 73 Front Street, 2nd Floor; Hamilton HM 12; Bermuda (the "Annual General Meeting").

At the Annual General Meeting, Shareholders will vote to: (i) fix the maximum number of persons to be elected to the Board of Directors at ten, to waive the requirements of Bye-law 54(a), to elect three persons to the Board of Directors, and to designate seven positions as casual vacancies and authorize the board to fill same as it sees fit;  (ii) to consider, and if thought fit, to appoint BDO Dunwoody, LLP as the auditors of the Company;  (iii) to consider and, if thought fit, to approve and ratify incentive stock options, and amendments to incentive stock options to purchase shares of CCL granted, which have not previously been approved by the shareholders.  To authorize the directors, in their discretion to grant stock options, and to amend stock options granted, subject to any regulatory approvals; (iv) receive and consider the financial statements of CCL, together with the auditor's report thereon for the financial year ended December 31st, 2008; and (v) transact such other business as may properly come before the Annual General Meeting.  Further information concerning the meeting and the nominees for director can be found in the accompanying Notice and Proxy Statement.

We hope that you can attend the Annual General Meeting and assist the Board of Directors by voting for the election of directors; the ratification of the appointment of the auditors; and the discretion of the board to grant incentive stock options.  Whether or not you plan to attend the Annual General Meeting, please be sure to date, sign and return the proxy card in the enclosed, postage-paid envelope as promptly as possible so that your shares may be represented at the meeting and voted in accordance with your wishes.  If you attend the meeting, you may vote in person, even if you have previously submitted a proxy card.

Sincerely,

“Deborah Fortescue-Merrin”

Deborah Fortescue-Merrin

Chairman of the Board

CREATOR CAPITAL LIMITED

73 Front Street, 2nd Floor;

Hamilton HM 12, Bermuda

NOTICE OF 2009 SANCTIONED ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON Tuesday August 17th, 2010

NOTICE IS HEREBY GIVEN that the 2009 Sanctioned Annual General Meeting of the Shareholders ("Annual General Meeting") of CREATOR CAPITAL LIMITED, a Bermuda exempted company (the "Company" or “CCL”), will be held at 73 Front Street, 2nd Floor; Hamilton HM 12, Bermuda, on Tuesday, August 17th, 2010 at the hour of 11:15 a.m., Eastern Daylight Time, for the following purposes:

1.

To consider and, if thought fit, to fix the maximum number of persons to be elected to the Board of Directors at ten, to waive the provisions of Bye-law 54(a), to elect three persons to the Board of Directors, and to designate six positions as casual vacancies and authorize the board to fill same.

2.

To consider and, if thought fit, to appointment of DBO Dunwoody LLP as the auditors of the Company.

3.

To consider and, if thought fit, to approve and ratify incentive stock options, and amendments to incentive stock options, to purchase shares of the Company granted to insiders which have not previously been approved by the shareholders.  To authorize the directors, in their discretion to grant stock options to insiders, and to amend stock options granted to insiders, subject to any regulatory approvals

4.

To receive and consider the report of the directors to the shareholders and the financial statements of the Company together with the auditor's report thereon for the financial year ended December 31st, 2008, and

5.

To transact such other business as may properly come before the Annual General Meeting.

This Notice and Proxy Statement and the enclosed form of proxy are being sent only to shareholders of record and beneficial owners of whom the Company is aware as of December 31st, 2008.  However, all shareholders of record on the date of the meeting are entitled to attend and to vote at the Annual General Meeting.  The Company's Form 20-F Annual Report for the year ended December 31st, 2008, including audited financial statements, is included with this mailing of the Proxy Statement and this Notice.

We hope you will be represented at the Annual General Meeting by signing, dating and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important -- as is the vote of every shareholder -- and the Board appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

Your proxy may be revoked at any time by following the procedures set forth in the accompanying Proxy Statement, and the giving of your proxy will not affect your right to vote in person if you attend the Annual General Meeting.

By Order of the Board of Directors

“Deborah Fortescue-Merrin”

Deborah Fortescue-Merrin

Chairman of the Board

DATED: August 3, 2010

2

CREATOR CAPITAL LIMITED

Canon’s Court, 22 Victoria Street

Hamilton HM12, Bermuda

PROXY STATEMENT

For the 2009 Sanctioned Annual General Meeting of Shareholders

Tuesday, August 17th, 2010

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of CREATOR CAPITAL LIMITED, a Bermuda exempted company ("the Company" or "CCL"), for use at the Annual General Meeting of the Company to be held at Hamilton, Bermuda, on Tuesday, August 17th, 2010, at 11:15 a.m., Eastern Daylight Time, and at any adjournments or postponements thereof (the "Annual General Meeting").  Unless the context otherwise requires, references to the Company include CCL and its subsidiaries.  The proxy is revocable by (i) filing a written revocation with the Secretary of the Company prior to the voting of such proxy, (ii) giving a later dated proxy, or (iii) attending the Annual General Meeting and voting in person.  Shares represented by all properly executed proxies received prior to the Annual General Meeting will be voted at the meeting in the manner specified by the holders thereof. Proxies that do not contain voting instructions will be voted;  (i) FOR the election of the nominees approved by the Board;  (ii) FOR the appointment of DBO Dunwoody LLP as the Company's auditors;  (iii) FOR the granting, and amending of incentive stock options at the discretion of the Board of Directors; (iv) if any other matters properly come before the Annual General Meeting, in accordance with the best judgment of persons designated as proxies.

The Board has established December 31st, 2008, as the date used to determine those record holders and beneficial owners of Common Stock to whom notice of the Annual General Meeting will be sent (the "Record Date").  On the Record Date, there were 87,467,288 shares of common stock, par value US$.01 per share (the "Common Stock"), outstanding.  The holders of the Common Stock are entitled to one vote for each share of Common Stock held.  All matters presented at the Annual General Meeting require approval by a simple majority of votes cast at the meeting.

The presence, in person or by proxy, at the Annual General Meeting of at least two shareholders entitled to vote is necessary to constitute a quorum at the Annual General Meeting.  This Notice, Proxy Statement and enclosed form of proxy are first being mailed on or about June 15th, 2010.

PROPOSAL 1

ELECTION OF DIRECTORS

The Shareholders may, by passing a resolution at the annual general meeting ("AGM") determine the maximum number of Directors that may be appointed to the Board from time to time subject always to the terms of the bye-laws.  If the shareholders determine the maximum number of directors (e.g. ten) and then elect a lesser number (e.g. three), a formal vacancy arises.  The shareholders can fill this formal vacancy(ies) at a general meeting of the Company or they can pass a resolution (i) designating the vacancy as a casual vacancy and (ii) authorizing the Directors to fill such vacancy(ies).  So long as a quorum of Directors remains in office, the Board shall have power at any time and from time to time to appoint any individual to be a Director so as to fill a vacancy designated as a "casual" vacancy by the Shareholders.  In this connection, casual vacancy is understood to be a vacancy that arises otherwise than by the expiration of a term of office.  Accordingly, there will be a casual vacancy if the vacancy is designated as such by the shareholders, a director, dies, resigns, is removed, becomes disqualified from holding office and/or any other reason other than that arising by rotation.

In accordance with the Company's Bye-Laws, specifically bye-law 54(a) the number of Directors shall be ten.  The Board recommends the election to the Board of the three nominees whose names appear below.  As a result there shall be seven casual vacancies, which the Board should be authorized to fill as and when it sees fit.  In the absence of instructions to the contrary, the enclosed proxy will be voted FOR the nominees listed below.

Pursuant to the Bye-Laws of the Company, one director may be appointed by Harrah's Interactive Investment Company, a Nevada Corporation ("HIIC", and together with its affiliates, the "HIIC Entities"), pursuant to ByeLaw 54B.  Bye-Law 54B provides that during such time as the HIIC Entities own 10% or more of the outstanding voting securities, or their equivalents, of the Company, on a fully-diluted basis, the HIIC Entities will have the ability to appoint a percentage of directors (rounded to the nearest 10%).  This percentage of directors has the same proportion to the size of the entire Board as the number of such voting securities held by the HIIC Entities bears to the total number of such securities, on a fully diluted basis.  The HIIC Entities will also be entitled to such proportionate representation on the Executive, Compensation and Audit Committees of the Board.  On the Record Date, the HIIC Entities owned approximately 6,886,915 of the outstanding voting securities, or their equivalents, of the Company.  The HIIC Entities have elected not to exercise their right to appoint a member to the Board for the coming year.

With respect to the nominees for the three members of the Board to be elected by the shareholders of the Company at the Annual General Meeting, the following sets forth the name of each nominee and, for each, the period during which the nominee has served as a director, information relating to the nominee's age, principal occupation and business experience during the past five years, any other directorships held by the nominee in publicly held companies and certain other information.  Information with respect to the ages of directors is as of December 31st, 2008, and information as to their ownership of shares of Common Stock as of that date is provided under the caption "Security Ownership By Directors, Officers and Five Percent (or more) Shareholders.

ANTHONY P. CLEMENTS, age 63, has been a director of the Company since March of 1992.  Mr Clements is an investment banker.  From 2002 to the present, Mr Clements has been the Head of Corporate Finance with ODL Securities, based in London, England.  From March 1998 to 2002 Mr. Clements was an investment banker with Yorkton Securities, also based in London, England and from 1994 to 1998, he was an investment banker with T. Hoare & Co.  Mr. Clements also served as a director of the Company's operating subsidiary from August 10, 1995 until its amalgamation with the Company on June 17th, 1997.  Prior to 1994, Mr. Clements was an investment banker for Rickets & Co., also based in London.  Mr. Clements has also managed the North American portfolio of Postel Investment Management (pension fund managers for both the Post Office and British Telecom) from 1973 until 1987, and has worked in areas of corporate finance since 1987.

DEBORAH FORTESCUE-MERRIN, age 52, has been a director of the Company since September 10th, 1999, and she was previously a director of the Company from October 1995 to October 1997.  Mrs. Merrin is Vice-President of J. Perot Financial Corp., a private investment management firm located in Vancouver, British Columbia, Canada.  Previous to joining J. Perot Financial, Mrs. Merrin was a securities broker for twelve years, and worked in the area of corporate finance from 1989-1992, specializing in special situations concerning medical issues.  Mrs. Merrin is the President and a Director of North American Medical Services Inc., also a publicly traded company.  Mrs Merrin is also currently the President, and Chairman of Creator Capital Limited

ANASTASIA KOSTOFF-MANN, age 61, has been a director since September 10th, 1999, and she was previously a director of the Company until September 1996.  Mrs Mann has over 30 years experience in the hotel, sales and marketing, and travel industry.  She is the Founder and Chairman of the Corniche Group of Companies, overseeing all aspects of travel and meeting management for corporate accounts.  She is a lifetime director and former President and Chairman of the International Travel & Tourism Research Association (TTRA).  Ms Mann currently serves a commissioner on the California Travel and Tourism Commission where she also sits on the Executive Committee.  Ms Mann is also currently the Vice President of Creator Capital Limited.

The Company is not aware of any arrangements or understandings between any of the individuals named above and any other person pursuant to which any of the individuals named above were selected as a director and/or executive officer.  The Company is not aware of any family relationship among the officers and directors of the Company or its subsidiaries.  The only arrangement with respect to members of the Board of which the Company is aware is the right of the HIIC Entities to appoint directors to the Board pursuant to Bye-Law 54B of the Company's Bye-Laws.

OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Meetings:

   The Board of Directors did not hold any formal meetings during the fiscal year ended December 31st, 2008.  Pursuant to the Company's current Bye-Laws, the Board consists of three directors.

Compensation:

   All of the directors of the Company are re-imbursed for out-of-pocket expenses.  The directors of the Company receive no other compensation.  No stock options were awarded to the directors of the Company during 2008.

Executive Committee

   The Executive Committee of the Board currently consists of Ms Fortescue-Merrin, and Mr Tony Clements.  The principal functions of the Executive Committee are to exercise the power of the Board in the management of the business and affairs of the Company with certain exceptions. The executive committee did not hold any meetings during the fiscal year ended December 31st, 2008.

Audit Committee

   The Audit Committee of the Board currently consists of Ms Fortescue-Merrin, and Mr Tony Clements.  The principal functions of the Audit Committee are to make recommendations to the Board regarding;  (i) its independent auditors to be nominated for election by the shareholders; (ii) to review the independence of such auditors;  (iii) to approve the scope of the annual audit activities of the independent auditors;  (iv) to approve the audit fee payable to the independent auditors;  (v) and to review such audit results. The audit committee did not hold any meetings during the fiscal year ended December 31st, 2007.

Compensation Committee

   The Compensation Committee currently consists of Ms Mann, and Mr Tony Clements.  The Compensation Committee did not hold any meetings during the fiscal year ended December 31st, 2008.  For information on the duties and actions of the Compensation Committee, see "Report on Compensation."

SECURITY OWNERSHIP BY DIRECTORS, OFFICERS AND

FIVE PERCENT (OR MORE) SHAREHOLDERS

   As of December 31st, 2008, based on information supplied to the Company, CCL's directors and executive officers as a group may be deemed to own beneficially (including shares purchased upon exercise of stock options and warrants, exercisable within 60 days) less than 1% of the outstanding shares of Common Stock. To the knowledge of the directors and officers of the Company, the following directors and officers of the Company and owners of five percent (or more) of the outstanding Common Stock beneficially own the shares of Common Stock set forth below.

Name	Amount and Nature Of Beneficial Ownership	Percent of Class (1)

Anthony P. Clements (2) Deborah Fortescue-Merrin (3) Anastasia Kostoff-Mann (4) Directors and Officers as a Group (3 individuals) Harrah's Interactive Investment Company (HIIC) (5)	290,000 320,000 160,000 770,000 6,886,915	* * * * 7.89%

*Less than 1%

(1)

Percent of class is determined by dividing the number of shares beneficially owned by the outstanding number of shares of the Company, and increased by options and warrants for 1,100,000 shares, which are currently exercisable.

(2)

Includes, options for 40,000 shares under the Directors Option Plan, and options for 50,000 shares granted under the Management Incentive Plan, and options for 100,000 shares granted on October 11th, 2001

(3)

Does not include 1,406,870 shares of Common Stock, which have been donated to a charitable foundation of which both Mr & Mrs Merrin are directors. Includes options for 20,000 shares of Common Stock under the Directors Option Plan, and options for 50,000 shares granted under the Management Incentive Plan, and options for 100,000 shares granted on October 11, 2001.

(4)

Includes 10,000 shares under the Directors Option Plan, and options for 50,000 shares granted under the Management Incentive Plan.

(5)

Harrah's Interactive Investment Company's address is 1 Harrah’s Court, Las Vegas, Nevada, 89119-4312.

EXECUTIVE COMPENSATION

   The following table sets forth all compensation for services in all capacities to the Company for the three most recently completed fiscal years in respect of each of the individuals who served as the Chief Executive Officer during the last completed fiscal year and those individuals who were, as of December 31st, 2007, the executive officers of the Company whose individual total compensation for the most recently completed financial year exceeded $100,000 (collectively, the "Named Executive Officers") including any individual who would have qualified as a Named Executive Officer but for the fact that individual was not serving as such an Officer at the end of the most recently completed financial year:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards .
Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards (#)	Securities Underlying Options (#)

Deborah Fortescue-Merrin Chairman	12/31/08 12/31/07 12/31/06 12/31/05 12/31/04 12/31/03 12/31/02	US$42,000 US$42,000 US$52,029 US$45,690 US$42,000 US$42,000 US$42,000	NIL NIL NIL NIL NIL NIL NIL	NIL NIL NIL NIL NIL NIL NIL	NIL NIL NIL NIL NIL NIL NIL	100,000

OPTION GRANTS IN THE LAST FISCAL YEAR

No Option shares were granted to directors and or consultants during the year ending December 31st, 2008.  Current Options outstanding are detailed in the table below:

Name	No of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Directors and Officers in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Tony Clements Tony Clements Tony Clements Tony Clements Deborah Merrin Deborah Merrin Deborah Merrin Deborah Merrin Anastasia Mann Anastasia Mann Anastasia Mann Anastasia Mann	10,000(1) 50,000(2) 100,000(3) 1,000,000(4) 10,000(1) 50,000(2) 100,000(3) 1,500,000 (4) 10,000(1) 50,000(2) 50,000(3) 1,000,000(4)	xx xx xx 28.57% xx xx xx 42.86% xx xx xx 28.57%	$0.14 $0.50 $0.35 $0.25 $0.14 $0.50 $0.35 $0.25 $0.14 $0.50 $0.35 $0.25	09-10-09 09-10-09 10-11-11 04-06-12 09-10-09 09-10-09 10-11-11 04-06-12 09-10-09 09-10-09 10-11-11 04-06-12	xx xx xx xx xx xx xx xx xx xx xx xx	xx xx xx xx xx xx xx xx xx xx xx xx

*Less than 1%

(1)

Option granted to each director of the Company pursuant to the Director Option Plan on September 10th, 1999.

(2)

Options granted under the Management Incentive Plan

(3)

Options granted on October 11th, 2001

(4)

Options granted on April 6th, 2007

FISCAL YEAR-END OPTION VALUES

   No options were exercised by the named Executive Officers during the fiscal year ended December 31st, 2008. No options listed in this table were in-the-money at the end of the fiscal year ended December 31st, 2008.

Number of Securities Underlying Unexercised Options at Fiscal Year End 2008
Name	Exercisable	Unexercisable

Deborah Fortescue-Merrin(1) Deborah Fortescue-Merrin(2) Deborah Fortescue-Merrin(3) Deborah Fortescue-Merrin(4)	20,000 50,000 100,000 1,000,000	NIL NIL NIL NIL

(1) Options issued pursuant to Director Option Plan.

(2) Options issued pursuant to the Management Incentive Plan.

(3) Options granted on October 11th, 2001

(4) Options granted on April 6th, 2007

REPORT ON COMPENSATION

   Ms Deborah Fortescue-Merrin served as President & Chairman of the CCL during the fiscal year 2008.  She was compensated on a consulting basis, and she received US$42,000 during 2008 (by way of a company in which she holds a controlling interest), compared with US$42,000 during 2007, and US$52,029 during 2006 respectively.  These amounts owing have been accrued but not paid since March 2006.

The Members of the Board of Directors during the Fiscal Year Ended December 31st, 2008:

Anthony P. Clements

Deborah Fortescue-Merrin

Anastasia Kostoff-Mann

PROPOSAL 2

APPOINTMENT OF AUDITOR

   Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted FOR the appointment of BDO Dunwoody LLP, located in Vancouver, B.C., Canada, as the auditor of the Company, to hold office for the ensuing year, at a remuneration to be negotiated by management, and approved by the Board.

PROPOSAL 3

APPROVAL OF THE GRANTING OF STOCK OPTIONS

   Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted FOR the approval and ratification of, and amendments to Incentive Stock Options to purchase common shares of Creator Capital Ltd. granted, which have not been previously approved by the shareholders.  This proposal also authorizes the directors, in their discretion, to grant stock options, and to amend stock options granted, subject to any regulatory approvals required.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Amalgamations:  Pursuant to a Plan and Agreement of Merger and Amalgamation, dated as of May 13th, 1997 (the "Amalgamation Agreement"), the Company's then wholly-owned subsidiary SGI Holding Corporation Limited, a Bermuda exempted company ("SGIHC"), amalgamated with and into its 80% owned subsidiary, then known as Interactive Entertainment Limited, a Bermuda exempted company ("Operating Sub").  The Amalgamation Agreement is between the Company, Operating Sub, SGIHC and HIIC, the former owner of 20% of the outstanding stock of Operating Sub. Pursuant to the Amalgamation Agreement, Operating Sub amalgamated with and into SGIHC and thereafter SGIHC amalgamated with and into the Company (the "Amalgamations").  As a result of the Amalgamation of Operating Sub and SGIHC, the outstanding shares of Operating Sub common stock held by HIIC were converted into 5,879,040 shares of Common Stock.  Pursuant to the Amalgamation Agreement, HIIC and its affiliates were provided, through certain amendments to the Bye-Laws of the Company, (approved at the Special General Meeting of Shareholders of the Company held June 16, 1997), with the right to appoint persons (the "HIIC Appointees") to the Board, and to specified committees in a number generally proportionate to their share holdings.  Additionally, the HIIC Entities, as shareholders, and the HIIC Appointees were provided, pursuant to the Amalgamation Agreement, with the right to approve specified significant corporate actions by the Company for as long as the ownership of Common Stock by the HIIC Entities is in excess of 20% (10% in some cases) of the outstanding voting shares computed on a fully-diluted basis. The total number of shares owned by HIIC is 6,886,915, currently representing 13.01% of the outstanding common shares.

   HIIC License Agreement:  On June 17th, 1997, in connection with the Amalgamations, the Company also entered into a Software License Agreement with HIIC (the "License Agreement").  The License Agreement is a fully-paid, perpetual world-wide license to the HIIC Entities to use the Company's gaming technology in non-competitive uses in traditional casino venues which the HIIC Entities own, operate or manage.  The License Agreement includes source codes for the Company's gaming software, and neither party to the License Agreement has any obligation to share or provide any improvements or modifications with the other party.

   HIIC Registration and Preemptive Rights:  Also on June 17th, 1997 and in connection with the Amalgamations, the Company entered into a Registration and Preemptive Rights Agreement with HIIC (the "Registration Rights Agreement").  Under the Registration Rights Agreement, the HIIC Entities have two demand registration rights to cause the Company to register the Common Stock owned by the HIIC Entities.  Each such offering is required to be underwritten on a firm commitment basis by an underwriter chosen by the Company.  Pursuant to the Registration Rights Agreement, until the earlier of when the HIIC Entities own less than 5% of the outstanding voting shares of the Company on a fully-diluted basis, the HIIC Entities have customary piggy-back rights to include their shares of Common Stock in registered offerings by the Company.  Pursuant to the Registration Rights Agreement, the HIIC Entities have the right to purchase securities offered by the Company for as long as the HIIC Entities own 20% or more of the outstanding Common Stock on a fully-diluted basis at the same price and terms such securities are otherwise being offered.  The HIIC Entities also have the right for as long as the HIIC Entities own 20% or more of the outstanding voting shares on a fully-diluted basis to participate on a proportionate basis in any non-pro rata stock repurchases or redemptions conducted by the Company.  Additionally, at any time that the HIIC Entities own less than 10% of the outstanding voting shares, on a fully-diluted basis, the Company has the right to cause the HIIC Entities to sell their voting shares pursuant to a registered sale, and the HIIC Entities have the right to cause the Company to file a registration statement to sell their voting shares in the event of any change in or conduct of the business or proposed business of the Company or any of its subsidiaries or any other action or inaction of the Company or any of its subsidiaries which would jeopardize the HIIC Entities' gaming and related licenses or the if Company does not redeem a "Disqualified Holder" (as defined in and pursuant to the Company's Bye-Laws) of its securities, in each case at the Company's expense without being subject to the limitations on demand rights set forth above.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

   DEBORAH FORTESCUE-MERRIN, a Director of the Company was appointed the Chairman of the Board and President at the Directors Meeting September 11th, 1999.  She was re-appointed at the Directors Meeting of March 31st, 2007.

   ANASTASIA KOSTOFF-MANN, a Director of the Company was appointed Vice-President June 9th, 2000.  She was re-appointed at the Director’s meeting of March 31st, 2007.

SOLICITATION OF PROXIES

   The cost of soliciting proxies will be borne by the Company.  Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of stock and normal handling charges will be paid for such forwarding services.

OTHER MATTERS

   Management of the Company is not aware of any other matter to come before the meeting other than as set forth in the notice of meeting. If any other matter properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

DATED: August 3rd, 2010

Creator Capital Limited

Proxy for 2009 Sanctioned Annual General Meeting of Shareholders on

Tuesday, August 17th, 2010

This Proxy is Solicited on Behalf of the Board of Directors of Creator Capital Limited

  The undersigned hereby appoints Sharon J Davis {on behalf of Meridian Fiduciary Services (Bermuda) Ltd.}  with full power of substitution, the undersigned's true and lawful attorneys and proxies to vote the shares of Common Stock of Creator Capital Limited, which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at Hamilton, Bermuda, on Tuesday August 17th, 2010 at 11:15 a.m. Eastern Daylight Time, and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as indicated on this card for the proposals described in the Notice and Proxy Statement for such meeting and in their discretion on such other matters as may properly come before the meeting or any adjournments or postponements thereof.

  Unless otherwise instructed, this proxy will be voted for the nominees listed in Proposal 1 and for approval of the matters set forth in Proposals 2, and 3.

  Please mark, sign and mail this proxy promptly in the enclosed envelope.

1(a)  The number of Directors elected shall not be more than ten.

[_] FOR

[_] AGAINST

     [_] ABSTAIN

approval

approval

1(b) Election of the following three Director Nominees:

 A Clements, D Fortescue-Merrin, A Kostoff-Mann,

[_] FOR

[_] WITHHELD

[_] FOR, except

nominees

from nominees

vote withheld

from the following

nominees

1(c) Waive the requirement to appoint ten directors as provided in Bye-Law 54

[_] FOR

[_] AGAINST

     [_] ABSTAIN

1(d) Designate any vacancies on the board as casual vacancies and the board is authorized to fill such positions.

[_] FOR

[_] AGAINST

     [_] ABSTAIN

2.  FOR the appointment of BDO Dunwoody LLP as the Company's auditor:

[_] FOR

[_] AGAINST

     [_] ABSTAIN

approval

approval

3.  Approve and ratify incentive Stock Options:

[_] FOR

[_] AGAINST

     [_] ABSTAIN

approval

approval

Dated: _____________, 2010

No of Shares:

Signature:

Capacity/Title:

Please sign the exact name of the shareholder as it appears hereon. If acting as administrator, trustee or in other representative capacity, please sign name and title.  Please check mark, sign, date, and mail this proxy promptly in the enclosed envelope.